EXHIBIT 99.1

Enviva Partners, LP Reports Financial Results for the Fourth Quarter and Full Year of 2020 and Announces Commitment to “Net Zero”
BETHESDA, MD, February 24, 2021 — Enviva Partners, LP (NYSE: EVA) (“Enviva,” the “Partnership,” or “we”) today reported financial and operating results for the fourth quarter and full year of 2020.
Highlights:

•The Partnership reported a net loss of $0.4 million, adjusted net income of $11.1 million, and adjusted EBITDA of $69.3 million for the fourth quarter, and net income of $17.1 million, adjusted net income of $46.0 million, and adjusted EBITDA of $190.3 million for the full year, of 2020
•For the fourth quarter of 2020, the Partnership declared a distribution of $0.78 per common unit, a 15.6% increase over the same quarter of 2019, bringing distributions for full-year 2020 to $3.00 per common unit, a 13.2% increase over 2019
•The Partnership provided full-year 2021 guidance for net income in the range of $42.3 million to $62.3 million and adjusted EBITDA in the range of $230.0 million to $250.0 million, and expects to distribute at least $3.17 per common unit for full-year 2021, before considering the benefit of any acquisitions or drop-down transactions
•Following successful completion of construction of the Mid-Atlantic Expansions, the Partnership announced $50.0 million in new expansion projects expected to generate $20.0 million of incremental run rate adjusted EBITDA
•In addition to new take-or-pay off-take agreements, the Partnership’s sponsor executed an MOU with a major trading house for up to 1 million MTPY of deliveries to combined heat and power plants, an emerging segment of the Japanese biomass energy market
•The Partnership and our sponsor announced a commitment and plan to become “net-zero” in our operations by 2030
“We are very proud of our accomplishments in 2020. Despite the challenges presented by COVID-19, we operated our plant and terminal assets stably and reliably, we made uninterrupted deliveries to our customers, we completed two transformative acquisitions, we met our increased guidance expectations for adjusted EBITDA, distributable cash flow, and full-year distributions, and we delivered a 30% total return to our unitholders, all while keeping our people safe and healthy,” said John Keppler, Chairman and Chief Executive Officer of Enviva. “As we turn the page to 2021, our ability to generate stable cash flows that grow over time is poised to be more robust than ever, fueled both by organic growth as we look to replicate the highly accretive expansion projects in our existing portfolio and, against the backdrop of the forthcoming start-up of our sponsor’s fully-contracted Lucedale plant and Pascagoula terminal, coupled with existing and new long-term take-

or-pay off-take energy supply contracts with large customers around the world, through additional drop-downs.”
Fourth-Quarter and Annual Financial Results
For the fourth quarter of 2020, we generated net revenue of $277.3 million, as compared to $200.5 million for the corresponding quarter of 2019. The $76.8 million increase in net revenue was primarily attributable to a $65.6 million increase in product sales on sale volumes that were 29.4 percent higher and an $11.2 million increase in other revenue. Included in other revenue for the fourth quarter of 2020 were $15.4 million in payments to the Partnership for adjusting deliveries under our take-or-pay off-take contracts, which otherwise would have been included in product sales.
For the fourth quarter of 2020, we generated gross margin of $26.6 million, as compared to $28.2 million for the corresponding quarter of 2019. Adjusted gross margin was $72.8 million for the fourth quarter of 2020, as compared to $55.0 million for the fourth quarter of 2019, an increase of $17.8 million, or 32.3 percent. Adjusted gross margin per metric ton was $54.02 for the fourth quarter of 2020, as compared to adjusted gross margin per metric ton of $52.83 for the fourth quarter of 2019. The increase in adjusted gross margin is primarily attributable to higher sales volumes and higher pricing due to customer contract mix, partially offset by a corresponding increase in cost of goods sold.
For the fourth quarter of 2020, net loss and adjusted net income were $0.4 million and $11.1 million, respectively. For the fourth quarter of 2019, net income and adjusted net income were $0.9 million and $17.2 million, respectively.

Adjusted EBITDA for the fourth quarter of 2020 was $69.3 million, as compared to $53.3 million for the corresponding quarter of 2019. The increase of $16.0 million, or 30.1 percent, was primarily due to the same factors that increased adjusted gross margin. Distributable cash flow, prior to any distributions attributable to incentive distribution rights paid to our general partner, was $54.8 million for the fourth quarter of 2020, an increase of $15.5 million, or 39.4 percent, as compared to the corresponding quarter of 2019.

For full-year 2020, we generated net revenue of $875.1 million, as compared to net revenue of $684.4 million for 2019. The $190.7 million increase in net revenue was primarily attributable to a $156.3 million increase in product sales revenue on sales volumes that were 21.5 percent higher and a $34.4 million increase in other revenue. Included in other revenue for full-year 2020 were $32.5 million in payments to the Partnership for adjusting deliveries under our take-or-pay off-take contracts, which otherwise would have been included in product sales.

Gross margin was $107.1 million for full-year 2020, as compared to $81.1 million for 2019, an increase of $26.1 million. Adjusted gross margin was $204.9 million for full-year 2020, as compared to $151.6 million for 2019, an increase of $53.2 million, or 35.1 percent. Adjusted gross margin per metric ton was $47.29 for full-year 2020, as compared to $42.54 for full-year 2019. Gross margin and adjusted gross margin increased primarily due to higher sales volumes and higher pricing due to customer contract mix, partially offset by a corresponding increase in cost of goods sold.

For full-year 2020, net income and adjusted net income were $17.1 million and $46.0 million, respectively. For full-year 2019, net loss and adjusted net income were $2.9 million and $39.0 million, respectively.

Adjusted EBITDA for full-year 2020 was $190.3 million, as compared to $141.3 million for full-year 2019. The increase of $49.0 million, or 34.7 percent, was primarily due to the same factors that increased adjusted gross margin. Distributable cash flow, prior to any distributions attributable to incentive distribution rights paid to our general partner, was $141.6 million for full-year 2020, an increase of $43.1 million, or 43.8 percent, as compared to full-year 2019.

As of December 31, 2020, the Partnership’s liquidity, which includes cash on hand and availability under our $350.0 million revolving credit facility, was $239.7 million.

The integration of the wood pellet production plants in Greenwood, South Carolina (the “Greenwood plant”) and Waycross, Georgia (the “Waycross plant”) into the Partnership is progressing as expected. The Partnership has received the necessary permits to expand the Greenwood plant’s production capacity to 600,000 metric tons per year (“MTPY”). Construction is ongoing and the expansion is on track for completion by the end of 2021. Performance at the Waycross plant has consistently met or exceeded our expectations prior to the acquisition.

The Partnership continues to report that, to date, our operating and financial results have not been materially impacted by the outbreak of a novel strain of coronavirus (“COVID-19”) and all of our customers have performed in accordance with their contracts with us. Although the full implications of COVID-19 are not yet known, we have contingency and business continuity plans in place that we believe would mitigate the impact of potential business disruptions if necessary.

Distribution

As announced on January 27, 2021, the board of directors of our general partner (the “Board”) declared a distribution of $0.78 per common unit for the fourth quarter of 2020, an increase of 15.6% over the same quarter of 2019. This distribution represents the twenty-second consecutive distribution increase since the Partnership’s initial public offering. The Partnership’s distributable cash flow, net of amounts attributable to incentive distribution rights paid to our general partner, of $46.7 million for the fourth quarter of 2020 covered the distribution for the quarter at 1.50 times. With its fourth-quarter distribution, the Partnership has declared aggregate distributions of $3.00 per common unit for full-year 2020, an increase of 13.2% over the aggregate distributions per common unit for 2019. The quarterly distribution will be paid on Friday, February 26, 2021, to unitholders of record as of the close of business on Monday, February 15, 2021.

Outlook and Guidance

The Partnership expects full-year 2021 net income to be in the range of $42.3 million to $62.3 million, adjusted EBITDA to be in the range of $230.0 million to $250.0 million, and distributable cash flow to be in the range of $160.0 million to $180.0 million, prior to any distributions attributable to incentive distribution rights paid to our general partner. The Partnership expects to distribute at least $3.17 per common unit for full-year 2021, before considering the benefit of any acquisitions or drop-down transactions, and target a distribution coverage ratio of 1.20 times on a forward-looking annual basis.

The guidance amounts provided above do not include the impact of any additional acquisitions by the Partnership from our sponsor or third parties. The Partnership’s quarterly income and cash flow are subject to seasonality and the mix of customer shipments made, which vary from period to period. Similar to previous years, the Partnership expects net income, adjusted EBITDA, and distributable cash flow for the second half of 2021 to be significantly higher than for the first half of the year.

“The solid financial results we delivered for full-year 2020 set the stage for a strong 2021 during which we expect to continue our track record of organic growth and accretive drop-down transactions, which has enabled us to consistently and durably increase per-unit distributions since our initial public offering,” said Shai Even, Chief Financial Officer of Enviva. “We expect our fully contracted business model, combined with conservative financial policies, to put us in a position to stably and reliably grow the Partnership in size and scale.”

Market and Contracting Update

In one of the new administration’s first actions, President Joe Biden signed an executive order recommitting the United States to the Paris Agreement, the international accord designed to avert catastrophic global warming. This action caps a landmark twelve-month period during which the global community, including many of the regulators, policymakers, academics, and businesses in the jurisdictions where our existing and prospective customers are located, made unprecedented commitments and significant progress to phase out coal, cut greenhouse gas (“GHG”) emissions, and achieve “net-zero” by 2050 in order to limit the impact of climate change.

In December 2020, the European Union (the “EU”) took another decisive step towards legislating the 2050 “net-zero” target into the European Climate Law, when EU leaders from all 27 member states, including heavily coal-dependent countries such as Poland and the Czech Republic, agreed to raise the EU’s 2030 GHG emissions reduction target from 40 percent to 55 percent, as compared to 1990 levels. EU leaders also reached agreement on an economic recovery package that included over 110 billion euros of grants dedicated to climate and environmental purposes. The European Council, Parliament, and Commission have now entered into the “trilogue” in order to formally adopt this law.

The United Kingdom (the “UK”), which has been at the forefront of the renewable energy transition, recently raised its GHG emissions reduction commitment under the Paris Agreement to at least 68 percent by 2030, up from the previous target of 53 percent, as compared to 1990 levels. Furthermore, through a series of important energy policy publications, including the Prime Minister’s Ten Point Plan for a Green Industrial Revolution, the Energy White Paper “Powering Our Net Zero Future,” and the Committee on Climate Change’s Sixth Carbon Budget, the UK government underlined its continued commitment to bioenergy as a source of heat and power and outlined its intention to support Bioenergy with Carbon Capture and Storage (BECCS) as a key negative carbon emissions solution and explore bioenergy’s role in hydrogen production.

In Japan, following Prime Minister Yoshihide Suga’s “net-zero” pledge in October 2020, the country’s Ministry of Economy, Trade and Industry recently unveiled a “Green Growth Strategy Towards 2050 Carbon Neutrality.” The strategy sets the target for renewable energy sources to make up 50 percent to 60 percent of the nation’s power supply by 2050 and proposes tax incentives and other support to achieve this goal, including a 2 trillion yen ($19 billion) “Green Innovation Fund.”

The continued favorable climate change policy declarations, complemented by the recent execution of several new agreements by our sponsor, reinforce our conviction in the long-term growth profile of the Partnership.

In addition to the approximately 3.5 million MTPY of long-term off-take contracts with Japanese counterparties the Partnership and our sponsor previously announced, our sponsor recently executed several agreements with Japanese counterparties, including:

•A new contract with a major Japanese trading house regarding 20-year, take-or-pay off-take supply for a new biomass power plant. The contract is subject to certain conditions precedent, which our sponsor expects to be met during 2021. Sales related to this contract are expected to commence in 2024 with annual deliveries of 240,000 MTPY of wood pellets.

•An amendment to increase the volume from 400,000 MTPY to 420,000 MTPY under an existing 20-year, take-or-pay off-take contract with a major Japanese trading house to supply a new biomass power plant. Deliveries under this contract are expected to commence in 2024. This contract is subject to certain conditions precedent, which the sponsor expects to be met during the first half of 2021.

•A memorandum of understanding (“MOU”) with a major trading house in Japan outlining the terms under which we and our sponsor would supply up to 1 million MPTY to an emerging segment of the Japanese renewable energy market, combined heat and power plants that could be converted from fossil fuels to co-fired or dedicated biomass plants. These facilities are most often co-located with major manufacturing complexes in Japan. The decarbonization of the industrial sector is increasingly important for countries to meet net-zero targets.

As of February 1, 2021, the Partnership’s current production capacity is matched with a portfolio of firm, take-or-pay off-take contracts that has a total weighted-average remaining term of 12.8 years and a total product sales backlog of $14.6 billion. Assuming all volumes under the firm and contingent off-take contracts held by our sponsor were included, our total weighted-average remaining term and product sales backlog would increase to 14.0 years and $19.9 billion, respectively. The Partnership expects to have the opportunity to acquire off-take contracts from our sponsor.

Sustainability

Consistent with our mission to displace coal, grow more trees, and fight climate change, we and our sponsor recently announced our commitment to become “net-zero” in GHG emissions from our operations by 2030. Although the product we manufacture helps reduce the lifecycle GHG emissions of our customers, we believe we must also do our part within our operations to mitigate the impacts of climate change. In order to deliver “net-zero” emissions by 2030, we have committed to the following:

•We will reduce, eliminate, or offset all of our direct emissions. We will immediately begin to minimize the emissions from fossil fuels used directly in our operations—our Scope 1 emissions. As our efforts to minimize the use of fossil fuels, adopt lower-carbon processes, and improve the efficiency of our operations will take time and continue to mature, in the interim we will offset 100 percent of our residual emissions through investments in projects that result in real, additional, and third-party-verified net-carbon reductions. We will focus on forest offsets created in the U.S. Southeast as part of our relationships with Finite Carbon and others, building on our experience working directly with private landowners. We plan to work with key stakeholders and others who are investing in such high-quality offsets, prioritizing those created from forest management, afforestation, and reforestation projects.

•To reduce the emissions arising from our electricity purchases in our operations—our Scope 2 emissions—we pledge to source 100 percent renewable energy for our operations by no later than 2030, with a target of at least 50 percent by 2025.

◦Today, all of the fuel utilized in our drying operations is already provided by 100 percent renewable resources, but we still use electricity from the grid.

◦Our manufacturing operations are located in the U.S. Southeast, where electricity generation relies heavily on coal and natural gas and where market structures make renewable energy supply more difficult than in many other parts of the United States. We recognize that efforts are underway to transition the grid in our operating regions to lower-emissions sources and we intend to play a positive role in accelerating these trends. We will work with renewable energy suppliers to generate zero-carbon renewable energy for our operations.

◦We will seek to both maximize the use of on-site renewable energy generation at our facilities, as well as to develop new off-site renewable energy resources physically located in our operating regions where possible.

•We will seek to drive innovative improvements in our supply chain. To address emissions generated as part of our upstream and downstream supply chain—our Scope 3 emissions—we commit to proactively engage with our partners and other key stakeholders to adopt clean energy solutions.

◦Given the durability and consistency of our operations, particularly with respect to transportation logistics, we believe our business provides a unique opportunity to test innovative approaches for supply-chain decarbonization. We commit to work with our stakeholders to improve the environmental emissions intensity of trucking, rail, and shipping logistics, and we commit further to take steps to accelerate and advocate for the development of new solutions and to work with our stakeholders to bring these solutions to market.

•We will transparently track and report on our progress. We will annually report on all emissions: Scope 1 (direct emissions from our manufacturing), Scope 2 (indirect emissions from energy we purchase), and Scope 3 (indirect emissions in our value chain). We also commit to disclosing climate-relevant data and risks through CDP (formerly the Carbon Disclosure Project) by the end of 2022.

We plan to accomplish these goals in partnership with our key stakeholders, including through direct engagement with our customers, who share our commitment to achieving immediate and measurable atmospheric GHG emissions reductions and in many cases are pursuing not only net-zero carbon emissions strategies, but also projects including innovations like BECCS, where we believe Enviva can help pioneer a carbon-negative solution.

“Enviva and the sustainable and renewable fuel we supply to our customers are part of an all-in solution to climate change,” said Keppler. “It’s essential that we act right now to do our part to mitigate rising temperatures. Our plan to achieve net-zero in our operations by 2030, with critical near-term milestones, is just the latest expression of our commitment to be a leader in the fight against climate change.”

Partnership Development Activities

The Partnership continues to commission certain assets and ramp production from the existing expansion projects (the “Mid-Atlantic Expansions”) at its wood pellet production plants in Northampton, North Carolina and Southampton, Virginia. The Partnership expects both plants to reach a nameplate production capacity of approximately 750,000 MTPY at each plant by the end of 2021.

Following the successful completion of construction at the Mid-Atlantic Expansions, the Partnership has commenced a series of projects (the “Multi-Plant Expansions”) at our wood pellet production plants in Sampson, North Carolina (the “Sampson plant”), Hamlet, North Carolina (the “Hamlet plant”), and Cottondale, Florida (the “Cottondale plant”), subject to receiving the necessary permits. The Partnership expects to invest approximately $50.0 million in connection with the Multi-Plant Expansions to de-bottleneck manufacturing processes, eliminate certain costs, and increase production capacity, while reducing GHG emissions at the same time. Upon completion and ramp-up, the Partnership expects the Multi-Plant Expansions to generate approximately $20.0 million in total incremental annual adjusted EBITDA. The Partnership expects to fund the Multi-Plant Expansions using our 50/50 equity/debt capital structure and to complete the Multi-Plant Expansions by the end of 2022.

Sponsor Development Activities

Our sponsor recently closed a $325.0 million senior secured green term loan facility (the “Holdings Green Term Loan”), using a portion of the proceeds to purchase its joint venture partner’s interest (the “JV Buyout”) in the sponsor’s development joint venture. With the benefit of the Holdings Green Term Loan, which we do not expect to affect the Partnership’s credit ratings, the associated JV Buyout, and the $300.0 million in undrawn equity capital raised during our sponsor’s previously announced recapitalization transaction in July 2020, our sponsor has materially reduced its cost of capital associated with the development and construction of renewable energy infrastructure assets, including:

•The construction of the fully contracted wood pellet production plant in Lucedale, Mississippi (the “Lucedale plant”) and the deep-water marine terminal in Pascagoula, Mississippi (the “Pascagoula terminal”).

•The development and construction of a fully contracted wood pellet production plant in Epes, Alabama, where our sponsor has completed the purchase of the project site and commenced certain pre-construction activities.

•The evaluation of additional sites for wood pellet production plants across the Southeastern United States, which would be exported through the Partnership’s existing terminals and the Pascagoula terminal, to serve the balance of the $5.3 billion in current long-term contracted demand at the sponsor, which is complemented by material contract volumes under negotiation with utilities and power generators in current and evolving markets around the globe.

Conference Call

We will host a conference call with executive management related to our fourth-quarter and full-year 2020 results and a more detailed market update at 10:00 a.m. (Eastern Time) on Thursday, February 25, 2021. Information on how interested parties may listen to the conference call is available on the Investor Relations page of our website (www.envivabiomass.com). A replay of the conference call will be available on our website after the live call concludes.

Requests for Audited Financial Statements

The Partnership’s Annual Reports on Form 10-K are available through its website at https://ir.envivapartners.com/sec-filings, as well as on the U.S. Securities and Exchange Commission’s website at https://www.sec.gov/. The Partnership’s security holders are entitled to receive, free of charge, copies of its complete audited financial statements by sending a request to Investor Relations, Enviva Partners, LP, 7200 Wisconsin Ave., Suite 1000, Bethesda, Maryland 20814, or by telephone at (240) 482-3856.

About Enviva Partners, LP

Enviva Partners, LP (NYSE: EVA) is a publicly traded master limited partnership that aggregates a natural resource, wood fiber, and processes it into a transportable form, wood pellets. The Partnership sells a significant majority of its wood pellets through long-term, take-or-pay off-take contracts with creditworthy customers in the United Kingdom, Europe, and increasingly in Japan. The Partnership owns and operates nine plants with a combined production capacity of approximately 5.3 million MTPY in Virginia, North Carolina, South Carolina, Georgia, Florida, and Mississippi. In addition, the Partnership exports wood pellets through its marine terminals at the Port of Chesapeake, Virginia and the Port of Wilmington, North Carolina and from third-party marine terminals in Savannah, Georgia, Mobile, Alabama, and Panama City, Florida.

To learn more about Enviva Partners, LP, please visit our website at www.envivabiomass.com and follow us on social media @Enviva.

Notice

This press release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b)(4). Brokers and nominees should treat 100 percent of the Partnership’s distributions to non-U.S. investors as being attributable to income that is effectively connected with a United States trade or business. Accordingly, the Partnership’s distributions to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.

Financial Statements

ENVIVA PARTNERS, LP AND SUBSIDIARIES
Consolidated Balance Sheets
December 31, 2020 and 2019
(In thousands, except number of units)
(Unaudited)

	2020	2019
Assets
Current assets:
Cash and cash equivalents	$10,004	$9,053
Accounts receivable	124,212	72,421
Related-party receivables, net	2,414	—
Inventories	42,364	32,998
Prepaid expenses and other current assets	16,457	5,617
Total current assets	195,451	120,089
Property, plant and equipment, net	1,071,819	751,780
Operating lease right-of-use assets	51,434	32,830
Goodwill	99,660	85,615
Other long-term assets	11,248	4,504
Total assets	$1,429,612	$994,818
Liabilities and Partners’ Capital
Current liabilities:
Accounts payable	$15,208	$18,985
Related-party payables, net	—	304
Deferred consideration for drop-downs due to related-party	—	40,000
Accrued and other current liabilities	108,976	59,066
Current portion of interest payable	24,642	3,427
Current portion of long-term debt and finance lease obligations	13,328	6,590
Total current liabilities	162,154	128,372
Long-term debt and finance lease obligations	912,721	596,430
Long-term operating lease liabilities	50,074	33,469
Deferred tax liabilities, net	13,217	—
Other long-term liabilities	15,419	3,971
Total liabilities	1,153,585	762,242
Commitments and contingencies
Partners’ capital:
Limited partners:
Common unitholders—public (26,209,862 and 19,870,436 units issued and outstanding at December 31, 2020 and 2019, respectively)	424,825	300,184
Common unitholder—sponsor (13,586,375 and 13,586,375 units issued and outstanding at December 31, 2020 and 2019, respectively)	41,816	82,300
General partner (no outstanding units)	(142,404)	(101,739)
Accumulated other comprehensive (loss) income	(18)	23
Total Enviva Partners, LP partners’ capital	324,219	280,768
Noncontrolling interest	(48,192)	(48,192)
Total partners' capital	276,027	232,576
Total liabilities and partners’ capital	$1,429,612	$994,818

ENVIVA PARTNERS, LP AND SUBSIDIARIES
Consolidated Statements of Operations
(In thousands, except per unit amounts)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2020	2019	2020	2019
Product sales	$260,837	$195,262	$830,528	$674,251
Other revenue	16,473	5,278	44,551	10,142
Net revenue	277,310	200,540	875,079	684,393
Cost of goods sold	219,750	154,402	684,863	549,701
Loss on disposal of assets	3,742	2,541	6,978	3,103
Depreciation and amortization	27,252	15,409	76,115	50,521
Total cost of goods sold	250,744	172,352	767,956	603,325
Gross margin	26,566	28,188	107,123	81,068
General and administrative expenses	2,516	1,263	12,800	6,932
Related-party management services agreement fee	11,713	6,459	32,545	29,457
Total general and administrative expenses	14,229	7,722	45,345	36,389
Income from operations	12,337	20,466	61,778	44,679
Other income (expense):
Interest expense	(12,434)	(10,643)	(44,902)	(39,344)
Early retirement of debt obligation	—	(9,042)	—	(9,042)
Other income	6	148	273	764
Total other expense, net	(12,428)	(19,537)	(44,629)	(47,622)
Net (loss) income before income tax expense	(91)	929	17,149	(2,943)
Income tax expense	344	—	69	—
Net (loss) income	$(435)	$929	$17,080	$(2,943)
Net loss per limited partner common unit:
Basic and diluted	$(0.24)	$(0.10)	$(0.36)	$(0.54)
Weighted-average number of limited partner units outstanding:
Common—basic and diluted	39,785	33,457	36,813	31,791

Distributions declared per common unit	$0.7800	$0.6750	$3.0000	$2.6500

ENVIVA PARTNERS, LP AND SUBSIDIARIES
Consolidated Statements of Cash Flows
Years ended December 31, 2020 and 2019
(In thousands)
(Unaudited)

	2020	2019
Cash flows from operating activities:
Net income (loss)	$17,080	$(2,943)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	77,471	51,581
MSA Fee Waivers	23,400	22,600
Amortization of debt issuance costs, debt premium and original issue discounts	1,905	1,243
Early retirement of debt obligation	—	9,042
Loss on disposal of assets	6,978	3,103
Unit-based compensation	12,848	5,410
Fair value changes in derivatives	5,294	3,701
Unrealized gains on foreign currency transactions, net	54	177
Change in operating assets and liabilities:
Accounts and insurance receivables	(60,235)	(16,330)
Related-party receivables	2,722	1,392
Prepaid expenses and other current and long-term assets	(13,819)	(358)
Inventories	825	(1,889)
Derivatives	(249)	1,770
Accounts payable, accrued liabilities and other current liabilities	35,189	9,287
Related-party payables and accrued liabilities	—	(27,933)
Deferred revenue	780	3,887
Accrued interest	15,343	(5,148)
Operating lease liabilities	(5,828)	(4,826)
Other long-term liabilities	(423)	94
Net cash provided by operating activities	119,335	53,860
Cash flows from investing activities:
Purchases of property, plant and equipment	(100,106)	(111,269)
Payments in relation to the Greenwood Drop-Down, net of cash acquired	(129,631)	—
Payments in relation to the Georgia Biomass Acquisition, net of cash acquired	(163,299)	—
Payment in relation to the Hamlet Drop-Down	—	(74,700)
Other	(3,769)	8,486
Net cash used in investing activities	(396,805)	(177,483)
Cash flows from financing activities:
Proceeds from senior secured revolving credit facility	755,500	453,000
Principal payments on senior secured revolving credit facility	(635,500)	(526,000)
Proceeds from debt issuance	155,625	601,777
Principal payments on other long-term debt and finance lease obligations	(5,571)	(358,311)
Cash paid related to debt issuance costs and deferred offering costs	(3,949)	(7,560)
Proceeds from common unit issuances, net	190,529	96,822
Payment of deferred consideration for Wilmington Drop-Down	—	(24,300)
Distributions to unitholders, distribution equivalent rights and incentive distribution rights holder	(133,217)	(95,659)
Payment for withholding tax associated with Long-Term Incentive Plan vesting	(4,996)	(1,910)
Payments in relation to the Hamlet Drop-Down	(40,000)	(99)
Cash paid for redemption premium from early retirement of debt	—	(7,544)
Net cash provided by financing activities	278,421	130,216
Net increase in cash, cash equivalents and restricted cash	951	6,593
Cash, cash equivalents and restricted cash, beginning of period	9,053	2,460
Cash, cash equivalents and restricted cash, end of period	$10,004	$9,053

ENVIVA PARTNERS, LP AND SUBSIDIARIES
Consolidated Statements of Cash Flows (continued)
Years ended December 31, 2020 and 2019
(In thousands)
(Unaudited)

	2020	2019
Non-cash investing and financing activities:
Common unit issuance for deferred consideration for Wilmington Drop-Down	$—	$49,700
Common unit issuance for the Hamlet Drop-Down	—	50,000
Property, plant and equipment acquired included in accounts payable and accrued liabilities	16,197	3,421
Property, plant and equipment acquired under finance leases	12,487	6,493
Deferred consideration to sponsor included in related-party payable	—	40,000
Supplemental information:
Interest paid, net of capitalized interest	$22,150	$41,190

Non-GAAP Financial Measures
In addition to presenting our financial results in accordance with accounting principles generally accepted in the United States (“GAAP”), we use adjusted net income, adjusted gross margin, adjusted gross margin per metric ton, adjusted EBITDA, and distributable cash flow to measure our financial performance.

Adjusted Net Income
We define adjusted net income as net income excluding interest expense associated with incremental borrowings related to a fire that occurred in February 2018 at the Chesapeake terminal (the “Chesapeake Incident”) and Hurricanes Florence and Michael (the “Hurricane Events”), early retirement of debt obligation, and acquisition and integration costs, adjusting for the effect of certain sales and marketing, scheduling, sustainability, consultation, shipping, and risk management services (collectively, “Commercial Services”), and including certain non-cash waivers of fees for management services provided to us by our sponsor (collectively, “MSA Fee Waivers”). We believe that adjusted net income enhances investors’ ability to compare the past financial performance of our underlying operations with our current performance separate from certain items of gain or loss that we characterize as unrepresentative of our ongoing operations.

Adjusted Gross Margin and Adjusted Gross Margin per Metric Ton
We define adjusted gross margin as gross margin excluding asset impairments and disposals, depreciation and amortization, changes in unrealized derivative instruments related to hedged items included in gross margin, non-cash unit compensation expenses, and acquisition and integration costs, adjusting for the effect of Commercial Services, and including MSA Fee Waivers. We define adjusted gross margin per metric ton as adjusted gross margin per metric ton of wood pellets sold. We believe adjusted gross margin and adjusted gross margin per metric ton are meaningful measures because they compare our revenue-generating activities to our operating costs for a view of profitability and performance on a total-dollar and a per-metric ton basis. Adjusted gross margin and adjusted gross margin per metric ton will primarily be affected by our ability to meet targeted production volumes and to control direct and indirect costs associated with procurement and delivery of wood fiber to our wood pellet production plants and our production and distribution of wood pellets.

Adjusted EBITDA
We define adjusted EBITDA as net income excluding depreciation and amortization, interest expense, income tax expense (benefit), early retirement of debt obligations, non-cash unit compensation expense, asset impairments and disposals, changes in unrealized derivative instruments related to hedged items included in gross margin and other income and expense, and acquisition and integration costs, adjusting for the effect of Commercial Services, and including MSA Fee Waivers. Adjusted EBITDA is a supplemental measure used by our management and other users of our financial statements, such as investors, commercial banks and research analysts, to assess the financial performance of our assets without regard to financing methods or capital structure.

Distributable Cash Flow
We define distributable cash flow as adjusted EBITDA less maintenance capital expenditures, cash income tax expenses, and interest expense net of amortization of debt issuance costs, debt premium,

original issue discounts, interest expense associated with the redemption of the $355.0 million of aggregate principal amount of 6.5% senior unsecured notes due 2021 (the “2021 Notes”), and the impact from incremental borrowings related to the Chesapeake Incident and Hurricane Events. We use distributable cash flow as a performance metric to compare our cash-generating performance from period to period and to compare the cash-generating performance for specific periods to the cash distributions (if any) that are expected to be paid to our unitholders. We do not rely on distributable cash flow as a liquidity measure.

Limitations of Non-GAAP Financial Measures
Adjusted net income, adjusted gross margin, adjusted gross margin per metric ton, adjusted EBITDA, and distributable cash flow are not financial measures presented in accordance with GAAP. We believe that the presentation of these non-GAAP financial measures provides useful information to investors in assessing our financial condition and results of operations. Our non-GAAP financial measures should not be considered as alternatives to the most directly comparable GAAP financial measures. Each of these non-GAAP financial measures has important limitations as an analytical tool because they exclude some, but not all, items that affect the most directly comparable GAAP financial measures. You should not consider adjusted net income, adjusted gross margin, adjusted gross margin per metric ton, adjusted EBITDA, or distributable cash flow in isolation or as substitutes for analysis of our results as reported under GAAP.

Our definitions of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

The estimated incremental adjusted EBITDA that can be expected from the Multi-Plant Expansions is based on an internal financial analysis of the anticipated benefit from the incremental production capacity and cost savings at the Sampson, Hamlet, and Cottondale plants and is based on numerous assumptions that are subject to significant risks and uncertainties. Those assumptions are inherently uncertain and subject to significant business, economic, financial, regulatory, and competitive risks and uncertainties that could cause actual results and amounts to differ materially from such estimate. A reconciliation of the estimated incremental adjusted EBITDA expected to be generated by the Multi-Plant Expansions to the closest GAAP financial measure, net income, is not provided because net income expected to be generated by the expansions is not available without unreasonable effort, in part because the amount of estimated incremental interest expense related to the financing of the expansions and depreciation is not available at this time.

The following tables present a reconciliation of adjusted net income, adjusted gross margin, adjusted gross margin per metric ton, adjusted EBITDA, and distributable cash flow to the most directly comparable GAAP financial measures, as applicable, for each of the periods indicated.

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
	(in thousands)
Reconciliation of net (loss) income to adjusted net income:
Net (loss) income	$(435)	$929	$17,080	$(2,943)
Acquisition and integration costs and other	1,542	(1,210)	7,407	4,411
MSA Fee Waivers	9,437	3,851	23,400	22,600
Interest expense from incremental borrowings related to Chesapeake Incident and Hurricane Events	539	446	2,211	1,705
Early retirement of debt obligation	—	9,042	—	9,042
Commercial Services	—	4,139	(4,139)	4,139
Adjusted net income	$11,083	$17,197	$45,959	$38,954

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
	(in thousands)
Reconciliation of gross margin to adjusted gross margin and adjusted gross margin per metric ton:
Gross margin	$26,566	$28,188	$107,123	$81,068
Asset impairments and disposals	3,742	2,541	6,978	3,103
Non-cash unit compensation expense	609	—	2,024	—
Depreciation and amortization	27,252	15,409	76,115	50,521
Changes in unrealized derivative instruments	8,386	5,940	4,328	4,588
MSA Fee Waivers	5,448	—	10,913	5,000
Acquisition and integration costs and other	759	(1,216)	1,510	3,211
Commercial Services	—	4,139	(4,139)	4,139
Adjusted gross margin	$72,762	$55,001	$204,852	$151,630
Metric tons sold	1,347	1,041	4,332	3,564
Adjusted gross margin per metric ton	$54.02	$52.83	$47.29	$42.54

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
	(in thousands)
Reconciliation of net (loss) income to adjusted EBITDA:
Net (loss) income	$(435)	$929	$17,080	$(2,943)
Add:
Depreciation and amortization	27,669	15,834	77,471	51,581
Interest expense	12,434	10,643	44,902	39,344
Early retirement of debt obligation	—	9,042	—	9,042
Non-cash unit compensation expense	6,195	1,575	12,798	5,410
Income tax expense	344	—	69	—
Asset impairments and disposals	3,742	2,541	6,978	3,103
Changes in unrealized derivative instruments	8,386	5,940	4,328	4,588
MSA Fee Waivers	9,437	3,851	23,400	22,600
Acquisition and integration costs and other	1,542	(1,210)	7,407	4,411
Commercial Services	—	4,139	(4,139)	4,139
Adjusted EBITDA	69,314	53,284	190,294	141,275
Less:
Interest expense, net of amortization of debt issuance costs, debt premium, original issue discount, interest expense on the redemption of the 2021 Notes in 2019, and impact from incremental borrowings related to Chesapeake Incident and Hurricane Events	11,461	9,351	40,786	35,893
Maintenance capital expenditures	3,008	4,579	7,952	6,922
Distributable cash flow attributable to Enviva Partners, LP	54,845	39,354	141,556	98,460
Less: Distributable cash flow attributable to incentive distribution rights	8,119	3,289	26,917	11,439
Distributable cash flow attributable to Enviva Partners, LP limited partners	$46,726	$36,065	$114,639	$87,021

Cash distributions declared attributable to Enviva Partners, LP limited partners	$31,218	$22,683	$115,318	$88,761

Distribution coverage ratio	1.50	1.59	0.99	0.98

The following table provides a reconciliation of the estimated range of adjusted EBITDA to the estimated range of net income, in each case for the twelve months ending December 31, 2021 (in millions):

Twelve Months Ending December 31, 2021
Estimated net income	$42.3 - 62.3
Add:
Depreciation and amortization	89.6
Interest expense	58.7
Income tax expenses	0.9
Non-cash unit compensation expense	11.0
Asset impairments and disposals	5.0
MSA Fee Waivers[1]	19.0
Acquisition and integration costs	1.5
Other non-cash expenses	2.0
Estimated adjusted EBITDA	$230.0 - 250.0
Less:
Interest expense net of amortization of debt issuance costs, debt premium, and original issue discount	57.0
Maintenance capital expenditures	13.0
Estimated distributable cash flow	$160.0 - 180.0

1.Includes expected $19.0 million of MSA Fee Waivers associated with the acquisition of the Greenwood plant

Cautionary Note Concerning Forward-Looking Statements
Certain statements and information in this press release may constitute “forward-looking statements.” The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could,” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. Although management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. All comments concerning our expectations for future revenues and operating results are based on our forecasts for our existing operations and do not include the potential impact of any future acquisitions. Our forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause actual results to differ materially from our historical experience and our present expectations or projections. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to: (i) the volume and quality of products that we are able to produce or source and sell, which could be adversely affected by, among other things, operating or technical difficulties at our wood pellet production plants or deep-water marine terminals; (ii) the prices at which we are able to sell our products; (iii) our ability to successfully negotiate, complete, and integrate drop-down or third-party acquisitions, including the associated contracts, or to realize the anticipated benefits of such acquisitions; (iv) failure of our customers, vendors, and shipping partners to pay or perform their contractual obligations to us; (v) our inability to successfully execute our project development, expansion, and construction activities on time and within budget; (vi) the creditworthiness of our contract counterparties; (vii) the amount of low-cost wood fiber that we are able to procure and process, which could be adversely affected by, among other things, disruptions in supply or operating or financial difficulties suffered by our suppliers; (viii) changes in the price and availability of natural gas, coal, or other sources of energy; (ix) changes in prevailing economic conditions; (x) unanticipated ground, grade or water conditions; (xi) inclement or hazardous environmental conditions, including extreme precipitation, temperatures, and flooding; (xii) fires, explosions, or other accidents; (xiii) changes in domestic and foreign laws and regulations (or the interpretation thereof) related to renewable or low-carbon energy, the forestry products industry, the international shipping industry, or power, heat, and combined heat and power generators; (xiv) changes in the regulatory treatment of biomass in core and emerging markets; (xv) our inability to acquire or maintain necessary permits or rights for our production, transportation, or terminaling operations; (xvi) changes in the price and availability of transportation; (xvii) changes in foreign currency exchange or interest rates, and the failure of our hedging arrangements to effectively reduce our exposure to the risks related thereto; (xviii) risks related to our indebtedness; (xix) our failure to maintain effective quality control systems at our wood pellet production plants and deep-water marine terminals, which could lead to the rejection of our products by our customers; (xx) changes in the quality specifications for our products that are required by our customers; (xxi) labor disputes, unionization or similar collective actions; (xxii) our inability to hire, train or retain qualified personnel to manage and operate our business and newly acquired assets; (xxiii) the effects of the exit of the UK from the EU on our and our customers’ businesses; (xxiv) our inability to borrow funds and access capital markets; and (xxv) viral contagions or pandemic diseases, such as the recent outbreak of a novel strain of coronavirus known as COVID-19.
For additional information regarding known material factors that could cause the Partnership’s actual results to differ from projected results, please read our filings with the U.S. Securities and Exchange Commission, including the Annual Report on Form 10-K and the Quarterly Reports on Form 10-Q most recently filed with the SEC. Readers are cautioned not to place undue reliance on forward-

looking statements, which speak only as of the date thereof. The Partnership undertakes no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information or future events or otherwise.
Investor Contact:

Wushuang Ma
ir@envivapartners.com
+1 (240) 482-3856